Exhibit 99.1
NEWS RELEASE

Date: May 26, 2011	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather H. Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Revenues and Earnings
IRVINE, California, May 26, 2011 — CorVel Corporation (NASDAQ: CRVL) today announced the results for the quarter and fiscal year ended March 31, 2011. Revenues for the quarter ended March 31, 2011 were a record $100 million, a 15% increase over the $88 million in revenue in the March 2010 quarter. Revenues for the fiscal year ended March 31, 2011 were $381 million, a 13% increase over the $338 million in revenue in fiscal 2010.
Earnings per share for the quarter ended March 31, 2011 were $0.22. The earnings per share for the March 2011 quarter were adversely impacted by $0.46 per share, after-tax, due to the $9 million settlement of a class action lawsuit in Louisiana which was disclosed in the Form 8-K filed with the Securities and Exchange Commission on April 1, 2011. The Company believes that earnings per share figures which exclude the impact of this litigation provides a more meaningful measure of its operating results for comparison to future periods and past periods. Earnings for the quarter ended March 31, 2010 were $0.54. Earnings per share for the fiscal year 2011 were $2.05. Earnings per share for fiscal 2010 were $2.06.
Gross profit for the quarter ended March 31, 2011 was $25.7 million, an 18% increase over the $21.8 million gross profit in the same quarter of the prior fiscal year. Gross profit for fiscal 2011 was $97 million, a 13% increase over the $86 million in gross profit in fiscal 2010.
The revenue growth for the current quarter was driven by a 14% increase in the Company’s Patient Management service line and 16% growth in its Network Solutions product line. The Patient Management service line includes traditional case management services and claims management. Claims management growth included new customers and the improved delivery of CorVel’s total suite of services. Network Solutions growth included improved volumes through the Company’s medical bill review services and continued growth in ancillary networks, including pharmacy and physical therapy.
Over the past year, the Company continued to invest in information technology, including the development of several mobile apps for smart phones and tablet devices, in order to advance the pace of delivery of new features for clients. Utilizing the advances in mobile computing, the Company’s goal is to continue to improve the workers’ compensation experience for all constituents through applications designed to reduce inherent time delays in the claims process and improve claims outcomes.

About CorVel
CorVel Corporation is a national provider of industry-leading workers’ compensation solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch to the problem of disability management so our clients can intervene early and often and are connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, product investment strategies and expansion of pharmacy solutions and directed care product lines. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010 and the Company’s Quarterly Report on Form 10Q for the quarters ended June 30, 2010, September 30, 2010 and December 31, 2010. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results — Income Statement
Quarters and Fiscal Year Ended March 31, 2010 and March 31, 2011

Quarter Ended	March 31, 2010	March 31, 2011

Revenues	87,611,000	100,491,000
Cost of revenues	65,827,000	74,784,000

Gross profit	21,784,000	25,707,000

General and administrative	10,688,000	12,085,000
Charge for Louisiana litigation settlement		9,000,000

Income from operations	11,096,000	4,622,000

Income tax expense	4,479,000	1,976,000

Net income	6,617,000	2,646,000

Earnings Per Share:
Basic	$0.55	$0.23
Diluted	$0.54	$0.22

Weighted Shares
Basic	12,078,000	11,639,000
Diluted	12,285,000	11,843,000

	Fiscal Year	Fiscal Year
Fiscal Year Ended	March 31, 2010	March 31, 2011

Revenues	337,968,000	380,668,000
Cost of revenues	252,429,000	284,098,000

Gross profit	85,539,000	96,570,000

General and administrative	42,056,000	50,167,000
Charge for Louisiana litigation settlement		9,000,000

Income from operations	43,483,000	37,403,000

Income tax expense	17,387,000	12,740,000

Net income	26,096,000	24,663,000

Earnings Per Share:
Basic	$2.09	$2.09
Diluted	$2.06	$2.05

Weighted Shares
Basic	12,499,000	11,801,000
Diluted	12,672,000	12,029,000

CorVel Corporation
Quarterly Results — Condensed Balance Sheet
March 31, 2010 and March 31, 2011

	March 31, 2010	March 31, 2011

Cash	10,242,000	12,269,000
Customer deposits	1,691,000	5,279,000
Accounts receivable, net	43,930,000	48,964,000
Prepaid expenses and taxes	6,419,000	6,526,000
Deferred income taxes	4,864,000	9,298,000
Property, net	30,026,000	38,500,000
Goodwill and other assets	43,196,000	43,389,000

Total	140,368,000	164,225,000

Accounts and taxes payable	14,495,000	14,591,000
Accrued liabilities	25,455,000	40,247,000
Deferred tax liability	4,690,000	9,748,000
Paid in capital	90,220,000	100,076,000
Treasury stock	-218,323,000	-248,931,000
Retained earnings	223,831,000	248,494,000

Total	140,368,000	164,225,000